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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT


The Board of Directors and Shareholders
Urban Shopping Centers, Inc.:


We consent to incorporation by reference in the registration statement on Form S-3 of Urban Shopping Centers, Inc. of our report dated January 24, 1997, except as to note 11 which is as of February 10, 1997, relating to the consolidated balance sheets of Urban Shopping Centers, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and related schedule, which reports appear in the December 31, 1996 annual report on Form 10-K of Urban Shopping Centers, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.

                                                   /s/ KPMG Peat Marwick LLP

Chicago, Illinois
September 18, 1997